MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

(All amounts following are expressed in Canadian dollars unless otherwise indicated.)

This Management’s Discussion and Analysis (“MD&A”) has been prepared as at June 18, 2018 to provide a meaningful understanding of Burcon NutraScience Corporation’s (“Burcon” or the “Company”) operations, performance, and financial condition for the year ended March 31, 2018. The following information should be read in conjunction with the Company’s audited consolidated financial statements and related notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the IFRS Interpretations Committee (“IFRS IC”). Additional information relating to Burcon, including the Company’s Annual Information Form (“AIF”), is available on SEDAR at www.sedar.com.

FORWARD-LOOKING STATEMENTS

This MD&A contains certain "forward-looking statements" and "forward-looking information" as defined under applicable Canadian and U.S. securities laws (collectively, "forward-looking statements"). All statements, other than statements of historical fact, are forward-looking statements. When used in this MD&A the words "estimate", "project", "believe", "anticipate", "intend", "expect", "plan", "predict", "may", "should", "will", or the negatives of these words or other variations thereof and comparable terminology are intended to identify forward-looking statements. The forward-looking statements pertain to, among other things:

•	continued development of the Company's products and business;

•	the Company's growth strategy;

•	production costs and pricing of CLARISOY® soy protein, Peazazz® pea protein, Puratein®, Supertein® and Nutratein® canola protein isolates;

•	marketing strategies for the Company's soy, pea and canola proteins;

•	development of commercial applications for soy, pea and canola protein proteins;

•	ability to produce proteins and protein isolates in commercial quantities with sufficient grade and quality at cost-effective prices;

•	construction of production facilities;

•	future protection of intellectual property and improvements to existing processes and products;

•	regulatory approvals;

•	input and other costs; and

•	liquidity and working capital.

The forward-looking statements are based on a number of key expectations and assumptions made by management of the Company, including, but not limited to:

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

•	the Company's ability to obtain required regulatory approvals;

•	the Company's or its licensing partner's ability to generate new sales;

•	the Company's or its licensing partner's ability to produce, deliver and sell the expected product volumes at the expected prices;

•	the Company's ability to control costs;

•	the Company's ability to obtain and maintain intellectual property rights and trade secret protection;

•	market acceptance and demand for the Company's products;

•	the successful execution of the Company's business plan;

•	achievement of current timetables for product development programs and sales;

•	the availability and cost of labour and supplies;

•	the availability of additional capital; and

•	general economic and financial market conditions.

Although the Company believes that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on such forward-looking statements. The forward-looking statements reflect the Company's current views with respect to future events based on currently available information and are inherently subject to risks and uncertainties. Many factors, both known and unknown could cause actual results, performance or achievements to be materially different from the results, performance or achievements that are or may be expressed or implied by such forward-looking statements contained in this MD&A, including, but not limited to:

•	the condition of the global economy;

•	market acceptance of the Company's products;

•	changes in product pricing;

•	changes in the Company's customers' requirements, the competitive environment and related market conditions;

•	product development delays;

•	changes in the availability or price of labour and supplies;

•	the Company's ability to attract and retain business partners, suppliers, employees and customers;

•	changing food or feed ingredient industry regulations;

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

•	the regulatory regime;

•	the Company's access to funding and its ability to provide the capital required for product development, operations and marketing efforts, and working capital requirements; and

•	the Company's ability to protect its intellectual property.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the Company has attempted to identify important factors that could cause actual results to differ materially from forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated, described or intended. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect changes in assumptions or the occurrence of anticipated or unanticipated events, except as required by law.

The Company qualifies all the forward-looking statements contained in this MD&A by the foregoing cautionary statements.

OVERVIEW OF THE COMPANY AND ITS BUSINESS

Since 1999, Burcon has developed a portfolio of composition, application, and process patents originating from our core protein extraction and purification technology. Our patented processes utilize inexpensive oilseed meals and other plant-based sources for the production of purified plant proteins that exhibit certain nutritional, functional and nutraceutical profiles. Our products include CLARISOY®, a soy protein that offers clarity and complete nutrition for low pH systems; Peazazz® pea protein that is uniquely soluble with clean flavour characteristics; and Puratein®, Supertein® and Nutratein®, three canola protein isolates with unique functional and nutritional attributes. Our products are targeted at the multi-billion-dollar protein ingredient market and are particularly suited to health and wellness applications. Our environmentally-friendly and sustainable technologies have been developed at our own research facility led by our team of highly specialized scientists and engineers. Our patent portfolio currently consists of 247 issued patents worldwide, including 65 issued U.S. patents, and in excess of 270 additional patent applications, 41 of which are U.S. patent applications.

RIGHTS OFFERINGS

2018 Rights Offering

On February 13, 2018, the Company completed a rights offering (the “2018 Rights Offering”) for 6,114,361 common shares at $0.57 per common share for gross proceeds of $3,485,186, and net proceeds of $3.4 million. Burcon issued to each shareholder one right (the “2018 Right”) for each common share held by such shareholder. Every four 2018 Rights entitled the holder thereof to purchase one common share in the Company at a price of $0.57 per common share.

Subject to certain conditions, Mr. Allan Yap (“Mr. Yap”), the Company’s Chairman and Chief Executive Officer, agreed to provide a standby guarantee (the “2018 Standby Commitment”) to purchase such common shares that were available to be purchased, but not otherwise subscribed for, that would have resulted in a minimum of 4,728,397 common shares being issued under the 2018 Rights Offering. As more than 50% of the 2018 Rights Offering was subscribed, Mr. Yap was not required to fulfill his obligations under the 2018 Standby Commitment. As consideration for the 2018 Standby Commitment, Mr. Yap is entitled to receive share purchase warrants (“2018 Standby Warrants”) to acquire up to 1,182,099 common shares at an exercise price of $0.69 per common share that would be exercisable up to February 13, 2020. In accordance with the policies of the TSX, the issuance of the 2018 Standby Warrants to Mr. Yap is subject to shareholder approval, which will be sought at Burcon's next AGM, expected to be held in September 2018. If the Company fails to obtain the requisite shareholder approvals, the Company will pay to Mr. Yap a cash fee in the aggregate of $53,904 as compensation for the 2018 Standby Commitment. The 2018 Standby Commitment Agreement gave rise to a financial asset and liability, which were initially recorded at fair value as a derivative asset and liability of $53,904, respectively, with the change in fair value to be recorded through profit and loss. As noted above, Mr. Yap was not required to fulfill his obligations under the 2018 Standby Commitment, and therefore the change in the fair value of the derivative asset of $53,904 has been recognized as a financing expense during the year.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

2016 Rights Offering

On November 30, 2016, the Company completed a rights offering (the “2016 Rights Offering”) for 1,990,708 shares at $2.58 per common share for gross proceeds of $5.1 million and net proceeds of $5.0 million. Burcon issued to each holder on November 3, 2016 one transferable right (a “2016 Right”) for each common share held. Every eighteen 2016 Rights entitled a holder to purchase one common share at a price of $2.58. In connection with the 2016 Rights Offering, Burcon entered into a standby commitment agreement (the “2016 Standby Commitment”) with PT International Development Corporation Limited (“PT International”), formerly ITC Corporation Limited, an entity that has significant influence over Burcon, and Mr. Yap. Pursuant to the 2016 Standby Commitment Agreement, PT International and Mr. Yap (the “2016 Guarantors”) agreed, subject to certain conditions, to purchase from Burcon such number of common shares that were available to be purchased, but not otherwise subscribed for under the 2016 Rights Offering, that would have resulted in 1,990,708 common shares being issued under the 2016 Rights Offering. As consideration for the 2016 Standby Commitment, the 2016 Guarantors received share purchase warrants (the “2016 Standby Warrants”) to acquire up to 497,677 common shares at an exercise price of $2.58 per common share that are exercisable up to November 30, 2018 after shareholder approvals were granted at Burcon’s AGM held on September 7, 2017.

The 2016 Standby Commitment Agreement gave rise to a financial asset and liability, which were initially recorded as a derivative asset and liability of $102,721, respectively, with the change in fair value to be recorded through profit and loss. As the 2016 Rights Offering was over-subscribed, the 2016 Guarantors were not required to fulfill their respective obligations under the 2016 Standby Commitment, and therefore the change in the fair value of the derivative asset of $102,721 was recognized as financing expense within general and administrative expenses in fiscal 2017. Following shareholder approvals received at the AGM held on September 7, 2017, the 2016 Standby Warrants were issued and Burcon estimated the fair value of the 2016 Standby Warrants to be $4,103 using the Black-Scholes option pricing model and recorded the amount by which the derivative liability exceeded the fair value of the 2016 Standby Warrants as a credit to financing expense during this fiscal year.

Pursuant to the terms of the warrant certificates issued to the 2016 Guarantors, the exercise price had to be adjusted upon the occurrence of certain events, including future rights offerings by the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

Upon completion of the 2018 Rights Offering, the exercise price of the 2016 Warrants was adjusted effectively immediately after the record date of the 2018 Rights Offering, being January 16, 2018 from $2.58 per share to $2.54 per share. The Company has recorded $620 as financing expense for this adjustment.

2015 Rights Offering

As consideration for the standby commitment entered into for the rights offering completed on April 30, 2015, share purchase warrants (“2015 Standby Warrants”) to acquire up to 388,011 common shares were issued at an exercise price of $2.26 per common share exercisable up to April 30, 2017. The 2015 Standby Warrants expired unexercised on April 30, 2017.

CONVERTIBLE NOTE

On May 12, 2016, the Company issued a convertible note (the “Note”) to a wholly-owned subsidiary of PT International (or the “Lender”) for the principal amount of $2.0 million (the “Principal Amount”) with net proceeds of $1.9 million. The Note has a term of three years (the “Maturity Date”) and bears interest at 8% per annum, compounded monthly. The Principal Amount and the accrued interest will be payable on the earlier of May 12, 2019, the occurrence of an event of default as set out in the Note, or voluntary prepayment by the Company. The Lender may convert the Principal Amount in whole or in part at $4.01 per common share at any time commencing on or after July 1, 2016 and up to and including the Maturity Date. Burcon has the right, before the Maturity Date, with notice as set out in the Note, to prepay in cash all or any portion of the Principal Amount by paying to the Lender an amount equal to the Principal Amount to be prepaid multiplied by 110%. Subject to the consent of the Lender, Burcon may pay any interest that is due and payable under the Note through the issuance of the common shares at a conversion price equal to the market price as defined in the Note.

The conversion option was recorded as a derivative liability. Under the terms of the Note, there are certain conditions where the conversion price may be adjusted. Therefore, in accordance with IFRS, an obligation to issue shares for a price that is not fixed must be classified as a derivative liability and measured at fair value, with changes recognized in change in fair value of derivative liability in the consolidated statement of operations and comprehensive loss.

Pursuant to the terms of the Note, the conversion price had to be adjusted upon the occurrence of the 2016 Rights Offering. Therefore, the conversion price of the Note was adjusted effectively immediately after the record date of the 2016 Rights Offering, being November 3, 2016 from $4.01 per share to $3.99 per share. Similarly, the conversion price was adjusted upon the completion of the 2018 Rights Offering from the record date of the 2018 Rights Offering, being January 16, 2018 from $3.99 per share to $3.94 per share.

Burcon incurred transaction costs of $77,655 related to this Note, of which $7,366 was recorded as financing expense for the year ended March 31, 2017, being the portion related to the derivative liability component of the convertible note.

The conversion and prepayment options were recorded as a net derivative liability and measured at fair value, with changes in fair value recorded in interest and other income in the consolidated statement of operations and comprehensive loss. The fair value of the conversion and prepayment options was estimated based on a methodology for pricing convertible bonds using the Partial Differential Equation Method, with the following initial assumptions: expected volatility of 63%; expected dividend per share of nil; risk-free rate of 0.60%, entity-specific credit spread, and expected life of 3 years. The assumptions as at March 31, 2018 were as follows: expected volatility of 99%, expected dividend per share of nil; risk-free rate of 1.63%, initial entity-specific credit spread adjusted by the movement in the option adjusted spread of the Canada High Yield Index, and expected life of 1.1 years. The initial fair value of the net derivative liability was estimated as $189,705 as at the issue date of the Note. As at March 31, 2018, the fair value of the net derivative liability was estimated to be $5,384 (March 31, 2017 - $94,892) and the change (decrease) in fair value of the derivative liability of $89,508 was recorded for the year ended March 31, 2018 (2017 - $94,813).

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

The net proceeds from the rights offerings and the Note have been used and will continue to be used by Burcon for continued research and development of its pea and soy protein extraction and purification technologies and pursue new related products; negotiating terms and securing a strategic alliance for the commercialization of Burcon’s pea protein extraction and purification technology; fund activities associated with Burcon’s obligations under the License and Production Agreement (the “Soy Agreement”) with Archer Daniels Midland Company (“ADM”) for the commercialization of Burcon’s CLARISOY® soy protein; filing new patent applications; maintaining, strengthening and expanding Burcon’s intellectual property portfolio; continued research and development of Burcon’s other protein extraction and purification technologies; and general and administrative expenses.

OPERATIONAL HIGHLIGHTS

Peazazz®

Peazazz® pea protein is 100% soluble, transparent and heat stable in low pH solutions. Derived from field peas, Peazazz®’s uniquely clean flavor characteristics, exceptional solubility and nutritional value make it ideal for use in a variety of food, beverage and nutritional products.

Ideal applications for Peazazz® include sports nutrition beverages, citrus-based drinks, fruit-flavored beverages, fruit juice blends, fortified waters, dairy alternative foods and beverages, and powdered beverage mixes. Peazazz® can also fortify snacks, cereals, and diet products, as well as gluten-free, vegetarian, and vegan food products.

Pea protein is increasing in popularity as a plant-based protein ingredient that can be used in a wide variety of food products. One of the reasons is that pea protein is able to deliver functionality and protein nutrition to products without the issues of allergenicity and genetic modification that may be present with other proteins. Compared to other plant-based proteins, pea proteins are also more environmentally sustainable. Pea plants have a unique ability to draw in nitrogen from the atmosphere and store it in their roots. This allows producers to use less fertilizer when replenishing the soil, making pea a desired and truly sustainable crop.

Burcon’s Peazazz® pea protein is non-allergenic and can be produced from a non-GMO source. Consumers are increasingly looking for clean-label and “free-from” products. Burcon’s Peazazz® pea protein is dairy-free, soy-free, gluten-free, allergen and GMO-free.

Despite peas and pea protein being widely accepted and consumed, Burcon has, in the process of discussions with potential strategic partners, been informed by major food and beverage manufacturers that they require all of its procured ingredients to be Generally Regarded as Safe (“GRAS”) approved to ensure consistent quality safety in their end-products. Burcon has successfully obtained self-affirmed GRAS status for its Peazazz® and Peazac® pea protein products and has submitted a formal GRAS Notification dossier to the U.S. Food and Drug Administration (“FDA”) on June 15, 2018. Similar to Burcon’s GRAS notification for its canola proteins, the FDA will review Burcon’s submission and either respond with further challenge to Burcon’s safety claims or respond with a no objection letter. Peas have had a substantial history of consumption for food use by a significant number of consumers. Therefore, Burcon does not expect the regulatory process for Peazazz® to be as extensive as the one undertaken for Burcon’s canola proteins.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

During this year, the Winnipeg Technical Centre focused on further development and improvement of the pea process, as well as Burcon’s other protein processes. Several pieces of rental equipment were tested to improve product quality and for commercial production. Work also continued on other protein products to improve the colour and flavour. Our laboratory conducted testing and sensory evaluation on products produced. Burcon also continued its discussions with a select group of potential partners with respect to commercializing of Peazazz®. The WTC provided samples to potential partners for testing and evaluation. Burcon is considering various options, including building full-scale production facilities through a variety of partnership structures. As at the date of this MD&A, discussions are still on-going with these parties, but no assurance can be provided that an agreement will be reached.

CLARISOY®

Through its Soy Agreement with Burcon, ADM has an exclusive license to produce, market and sell CLARISOY® soy protein worldwide. In November 2016, ADM confirmed that it had fully commissioned the first full-scale CLARISOY® production facility at its North American headquarters in Decatur, Illinois.

CLARISOY® 100 is a transparent, isolated soy protein and enables 100 percent soluble protein fortification in beverage applications with a pH below 4.0. CLARISOY® 150 is specially processed for use in beverage systems with a pH of less than 4.0 with cloud systems or beverages neutralized to a pH of 7.0 or higher. Due to its clean flavor and high solubility in higher pH ranges, CLARISOY® 150 allows for greater use of soy protein in mildly flavored neutral beverages such as meal replacement and weight management products. The new product enables beverage manufacturers to formulate up to 10 grams of protein per serving.

After ADM’s acquisition of WILD Flavors GmbH in 2014, it formed a new business unit, WILD Flavors and Specialty Ingredients, which includes ADM’s own specialty ingredients food and wellness division. The CLARISOY® portfolio is being produced, marketed and sold by this new business unit. Their marketing activities were supported by CLARISOY® samples produced at ADM’s semi-works plant for market-building activities, and for product development by ADM’s global customer base.

Since the launch of CLARISOY® 100, ADM has launched several CLARISOY® variants. The following table summarizes the CLARISOY® product lines marketed by ADM:

Product Line	Product Characteristics	Transparent	Applications
CLARISOY® 100	High viscosity	Yes	Low pH beverage systems
CLARISOY® 110	Low viscosity	Yes	Low pH shots High protein meal replacement beverages Collagen replacement
CLARISOY® 120	Agglomerated High viscosity	Yes	Powdered Low Protein

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

Product Line	Product Characteristics	Transparent	Applications
Low pH beverages
CLARISOY® 150	High viscosity	No	Low pH beverage systems Coffee creamers
CLARISOY® 170	High viscosity	No	Neutral pH for dairy protein replacement
CLARISOY® 180	Low viscosity	No	Neutral pH for high protein replacement beverages

Among the variations of CLARISOY® that ADM has developed, ADM is currently focusing on marketing CLARISOY® as an economical, high-quality plant-based dairy alternative that provides greater cost stability and comparable nutrition. ADM’s team has developed and demonstrated products to showcase CLARISOY®’s ability to deliver reliable performance in a wide range of applications, including fortifying vegan applications with a dairy-free protein source without compromising taste. As an example, it has created a non-dairy take on cheese tea, which is popular in Asia, by complementing oolong tea with a creamy frothy topping.

For the fifth year in a row, ADM featured CLARISOY® at the 2017 Institute of Food Technologists Food Expo in Las Vegas, NV, since the initial launch in 2013. ADM demonstrated two products containing CLARISOY® and other ADM ingredients: Plant Power Frappe – a cold-brewed coffee containing 10g of soy protein where the primary protein source was CLARISOY®; Bourbon Barrel Coffee Creamer – a low-calorie, non-dairy creamer where CLARISOY® was again the primary protein source.

ADM also highlighted the features and functions of CLARISOY® in coffee creamer and beverages at the Food Ingredients Asia trade show in 2017 held in Bangkok, Thailand.

ADM has also launched an energy drink suitable for vegans made with CLARISOY® that is available in US and European markets.

These products demonstrate the use of CLARISOY® in products that are aligned with consumer trends that favour health and nutrition, with a focus on plant-based ingredients.

Burcon has not received any significant royalty revenues from ADM’s sales of CLARISOY®. Previously deferred initial license fees from ADM were fully amortized during fiscal 2017. During the year ended March 31, 2018, Burcon recorded royalty revenues of $49,014 (2017 - $87,839). While ADM has announced that it has successfully commissioned the first full-scale commercial CLARISOY® production facility, the timing and amount of future sales and royalties cannot be ascertained at this time.

Patenting work continued to further strengthen the CLARISOY® patent portfolio.

Specialty Proteins and Phytochemical Extractions

Burcon’s extraction and purification technologies can also be used to product specialty proteins such as flax and hemp proteins. Burcon’s core extraction and purification technology is versatile and can be adapted to process a range of oilseed and non-oilseed meals to produce high-value protein products for use in the food and beverage industries.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

During the year, Burcon applied for accreditation from Health Canada’s Office of Controlled Substances to conduct research for the future commercial production of purified cannabinoid extracts. Burcon has submitted an application for a Controlled Drugs and Substances Dealers License to Health Canada and intends to also pursue partnering opportunities with growers and suppliers of hemp and cannabis input materials. The Office of Controlled Substances commits to a service delivery standard of 180 business days for the issuance of a decision on an application for a new dealer’s license for controlled substances, from the receipt of a complete application. If Burcon receives the license, it expects to apply its extensive experience in phytochemical extraction technologies to develop technologies for the production of highly-purified cannabis-derived compounds.

INTELLECTUAL PROPERTY

Burcon’s patent strategy is to seek protection for new technologies as well as further protecting current technologies. Over the years, Burcon has filed patent applications in various countries over its inventions. Burcon’s patent applications can be grouped into three categories:

•	Applications to protect additional novel protein extraction and purification technologies;
•	Applications to protect the uses of Puratein®, Supertein®, Nutratein®, CLARISOY® and Peazazz® for example, as functional food and beverage ingredients; and
•	Applications to protect the “signature characteristics” of Puratein®, Supertein®, Nutratein®, CLARISOY® and Peazazz® and other plant proteins.

During the year, Burcon was granted three U.S. patents covering the technologies for the production of CLARISOY® soy protein and one for the production of Peazazz® pea protein. The grant of the Peazazz® patent is the first to be granted for Burcon’s pea technology by the U.S. Patent and Trademark Office (“USPTO”). In addition, Burcon received a notice of allowance from the USPTO for a patent for the production of Peazazz® pea protein. Burcon continued the maintenance and prosecution of its patent applications during the year ended March 31, 2018.

Burcon currently holds 65 U.S. issued patents over its canola, soy, pea and flax protein processing technologies and canola protein isolate applications, as well as patents covering composition of matter. In addition, Burcon has a further 41 patent applications currently filed with the U.S. Patent and Trademark Office.

As of the date of this MD&A, Burcon’s patents and patent applications cover over 50 distinct inventions. Burcon has also filed applications for most of its inventions internationally under the Patent Cooperation Treaty of the World Intellectual Property Organization. Together with patents issued in other countries, Burcon now holds a total of 247 issued patents covering inventions that include the 65 granted U.S. patents. Currently, Burcon has over 270 additional patent applications that are being reviewed by the respective patent offices in various countries.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

SUMMARY OF OPERATING RESULTS
Years ended March 31 (in thousands of dollars, except share and per-share amounts

	2018	2017	2016

Royalty income	49	88	106
Loss for the year	(5,623)	(5,776)	(6,570)
Basic and diluted loss per share	(0.15)	(0.16)	(0.18)
Total assets	5,439	6,793	4,853
Total long-term liabilities	2,231	1,965	-
Weighted average shares outstanding (thousands)	38,615	36,494	35,581

RESULTS OF OPERATIONS

As at March 31, 2018, Burcon has not yet generated any significant revenues from its technology. For the year ended March 31, 2018, the Company recorded a loss of $5,622,785 ($0.15 per share), as compared to $5,776,337 ($0.16 per share) last year. Included in the loss amounts for the year ended March 31, 2018 is $488,241 (2017 - $752,455) of stock-based compensation (non-cash) expense, interest expense of $265,509 (2017 - $225,163), change in fair value of convertible note derivative liability of $89,508 (2017 - $94,813), amortization of deferred development costs of $nil (2017 - $222,343), amortization of property and equipment of $147,590 (2017 - $149,885), financing expense credit of $44,093 (2017 – expense of $112,259), unrealized foreign exchange gain of $15,773 (2017 – $20,642), amortization of deferred revenue of $nil (2017 - $39,097), and loss on disposal of property and equipment of $476 (2017 – gain of $17,891).

The following provides a comparative analysis of significant changes in major expenditures items.

Research and development expenses

Components of research and development (“R&D”) expenditures are as follows:
(in thousands of dollars)

	Year ended March 31
	2018	2017
Salaries and benefits	1,260	1,367
Laboratory operation	358	332
Amortization of property and equipment	146	147
Rent	87	90
Analyses and testing	55	65
Travel and meals	30	22
Amortization of deferred development costs	-	222
	1,936	2,245

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

A significant portion of R&D expenses is comprised of salaries and benefits. Included in salaries and benefits is stock-based compensation expense of about $219,000 (2017 - $266,000). The decrease of about $60,000 in the cash portion of salaries and benefits over last year is mainly due to an employee terminated this year and an employee who went on leave.

Laboratory operation expenses increased by $26,000 over last year. The WTC experienced higher equipment rental expenses from testing various equipment during this year.

Amortization of deferred development costs completed during fiscal 2017.

Intellectual property expenses
(in thousands of dollars)

	Year ended March 31
	2018	2017
Patent fees and expenses	1,738	1,360
Trademark	1	3
	1,739	1,363

Burcon’s patent strategy is to seek protection for new technologies as well as further protecting current technologies. Patent expenditures for the year ended March 31, 2018 increased by $378,000 over last year but were on track with the estimated amount. Maintenance fees were significantly higher this year for the soy and canola portfolios as compared to last year due to patent prosecution activities being temporarily suspended during the fiscal 2017 financing period. In addition, we incurred higher European registrations costs this year from two soy patent applications that were granted in Europe.

From inception, Burcon has expended approximately $17.0 million on patent legal fees and disbursements to strengthen its patent portfolio in various countries of the world and file patent applications for new inventions.

General and administrative (“G&A”) expenses
(in thousands of dollars)

	Year ended March 31,
	2018	2017
Salaries and benefits	1,158	1,447
Investor relations	231	144
Professional fees	215	223
Office supplies and services	181	175
Other	80	82
Travel and meals	77	77
Transfer agent and filing fees	60	49
Financing (recovery) expense	(39)	112
	1,963	2,309

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

Salaries and benefits

Included in salaries and benefits is stock-based compensation expense of approximately $269,000 (2017 –$486,000). The higher expense incurred in fiscal 2017 is due to options granted that had a higher valuation.

The cash portion of salaries and benefits decreased by about $72,000 over last year. The decrease is mainly due to the termination of an employee, offset by certain employment changes last year and higher directors’ fees this year.

Investor relations

Investor relations expenses increased by about $87,000 over last year due mostly to an increase in U.S. consulting fees and the write-off of the Nasdaq annual fee (see Nasdaq listing).

Financing expense

Burcon recorded a credit of $98,617 to financing expense during the year, being the amount by which the value of the derivative liability from the 2016 Standby Commitment exceeded the fair value of the 2016 Standby Warrants. As Mr. Yap was not required to fulfill his obligations under the 2018 Standby Commitment, the derivative liability of $53,904 was recorded as financing expense during this year.

As the 2016 Guarantors were not required to fulfill their obligations under the 2016 Standby Commitment, the change in the fair value of the derivative asset of $102,721 was recognized as financing expense during fiscal 2017. In addition, Burcon recorded $7,366 of financing expense last year for the transaction costs related to the derivative liability component of the convertible note.

LIQUIDITY AND FINANCIAL POSITION

Conditions do exist, as described in the Consolidated Financial Statements that cast significant doubt over the Company’s ability to continue as a going concern. As at March 31, 2018, the Company had not earned significant revenues from its technology, had an accumulated deficit of $89.0 million (March 31, 2017 - $83.3 million). During the year ended March 31, 2018, the Company incurred a loss of $5.6 million (2017 - $5.8 million) and had negative cash flow from operations of $4.6 million (2017 - $4.6 million). The Company has relied on equity financings, private placements, rights offerings, other equity transactions and issuance of convertible debt to provide the financing necessary to undertake its research and development activities. In February 2018, the Company completed a rights offering with net proceeds of $3.4 million. At March 31, 2018, the Company had cash and cash equivalents of $3.4 million. Management estimates these funds are sufficient to fund its operations to October 2018. The estimated date excludes proceeds from outstanding convertible securities and royalty revenues that may be derived from ADM’s CLARISOY® full-scale commercial facility. If Burcon does not receive sufficient royalties from ADM under the Soy Agreement, Burcon will require additional capital beyond this date to meet its business objectives, although there is no assurance that additional financing will be available on acceptable terms, if at all.

During the year ended March 31, 2018, Burcon recorded royalty revenues of approximately $49,000. As noted above, ADM confirmed in November 2016 that it had successfully commissioned the first full-scale CLARISOY® production facility. However, the timing and amount of future royalty revenues that may be derived from the full-scale commercial facility cannot be ascertained at this time.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

The net cash used in operations during the year ended March 31, 2018, was approximately $4,624,000, as compared to $4,607,000 last year. The increase of $17,000 is mainly attributed to increases in intellectual property, investor relations and equipment rental expenses, offset by decreases in R&D and G&A salaries and an increase in the Manitoba investment tax credit and changes in non-cash working capital items.

At March 31, 2018, Burcon’s working capital was $2.9 million (March 31, 2017 - $4.3 million). As at March 31, 2018, Burcon was not committed to significant capital expenditures. Burcon may incur up to $250,000 in additional capital expenditures if modifications or further upgrades are required to the Peazazz® semi-works production facility. Burcon is continuing to defer of the prosecution of certain patent applications as a temporary cost-cutting measure and is continuing to defer the maintenance fees for certain non-core patent applications. This does not affect the strength of Burcon’s patent portfolio. Burcon expects to expend $1.75 million in patent expenditures for the next fiscal year.

FINANCIAL INSTRUMENTS

The Company’s financial instruments are its cash and cash equivalents, amounts receivable, accounts payable and accrued liabilities, as well as the derivative liabilities related to the 2018 Standby Commitment and the Note.

Credit risk

The financial instruments that expose the Company to a concentration of credit risk are cash and cash equivalents and amounts receivable. The Company’s cash and cash equivalents may comprise interest-bearing savings instruments with Canadian chartered banks. The Company limits its exposure to credit loss by placing its cash and cash equivalents with two Canadian chartered banks.

Interest rate risk

All of the Company’s financial instruments are non-interest bearing except for cash and cash equivalents that earn interest at variable market rates, and the Note that bears interest at a fixed interest rate. Burcon’s cash and cash equivalents are held at two Canadian chartered banks to maximize interest and to diversify risk. For the year ended March 31, 2018, the weighted average interest rate earned on the Company’s cash and cash equivalents was 1.15% per annum (2017 – 0.79% per annum). The impact of a 1% strengthening or weakening of interest rate on the Company’s cash and cash equivalents at March 31, 2018 is estimated to be a $34,000 increase or decrease in interest income per year.

Liquidity risk

The Company manages liquidity risk through the management of its capital structure. It also manages liquidity risk by monitoring actual and forecasted cash flows taking into account current and planned operations. The Company’s estimated minimum contractual undiscounted cash flow requirements for its financial liabilities as at March 31, 2018 was $3,128,872, of which $804,001 is due within the next 12 months. In addition, the Company may be required to pay $53,904 to Mr. Yap if shareholder approval is not received at the AGM that is expected to be held in September 2018 (see 2018 Rights Offering). Conditions do exist, as described in the Liquidity and Financial Position section above and in the consolidated financial statements that cast significant doubt over the Company’s ability to continue as a going concern.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

Fair value

The fair value of the Company’s short-term financial assets and financial liabilities, including cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities approximates their carrying values due to the short-term maturities of these financial instruments.

The fair value of the conversion option and prepayment option related to the Note, as well as the derivative asset and liability related to the 2018 Standby Commitment, are level 3 fair values. The methods and assumptions used to determine the fair value are described in the convertible note and 2018 Rights Offering sections above.

The fair value of the Note approximates the carrying value as at March 31, 2018 given the risk-free rate and the credit spread of the Company have not changed substantially since the issue date of the Note.

The carrying values and fair values of financial instruments, by class, are as follows as at March 31, 2018 and 2017:

(in thousands of dollars) As at March 31, 2018
			Financial
	At fair value		liabilities at
	through	Loans and	amortized
	profit or loss	receivables	cost	Fair value
	$	$	$	$
Financial assets
Cash and cash equivalents	-	3,421	-	3,421
Amounts receivable	-	154	-	154
Total	-	3,575	-	3,575

Financial liabilities
Accounts payable and accrued liabilities	-	-	804	804
Convertible note	-	-	1,906	1,906
Accrued interest	-	-	325	325
Derivative liabilities	59	-	-	59
Total	59	-	3,035	3,094

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

As at March 31, 2017
			Financial
	At fair value		liabilities at
	through	Loans and	amortized
	profit or loss	receivables	cost	Fair value
	$	$	$	$
Financial assets
Cash and cash equivalents	-	4,701	-	4,701
Amounts receivable	-	164	-	164
Total	-	4,865	-	4,865

Financial liabilities
Accounts payable and accrued liabilities	-	-	517	517
Convertible note	-	-	1,818	1,818
Accrued interest	-	-	147	147
Derivative liabilities	198	-	-	198
Total	198	-	2,482	2,680

Currency risk

The Company has not hedged its exposure to currency fluctuations. As at March 31, 2018 and 2017, the Company is exposed to currency risk through the following assets and liabilities denominated in U.S. dollars:

	March 31, 2018	March 31, 2017
U.S. Dollars (in thousands)
Cash and cash equivalents	$389	$662
Amounts receivable	6	8
Accounts payable and accrued liabilities	(100)	(24)
Net exposure	$295	$646

Canadian dollar equivalent (in thousands)	$381	$859

Based on the above net exposure at March 31, 2018, a 10% appreciation or depreciation of the U.S. dollar against the Canadian dollar would have resulted in an increase/decrease of approximately $38,000 (March 31, 2017 - $86,000) in the Company’s loss from operations.

OUTSTANDING SHARE DATA

As at March 31, 2018 and the date of this MD&A, Burcon had 43,941,536 common shares outstanding and 3,595,549 stock options that are convertible to an equal number of shares at a weighted average exercise price of $4.32 per share. As at March 31, 2018, Burcon had 497,677 share purchase warrants outstanding that were convertible to an equal number of common shares at an exercise price of $2.54 per share. Burcon also has a convertible note that may be converted into 507,614 common shares at an exercise price of $3.94 per common share. In addition, if shareholder approval is received at the 2018

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

AGM, Burcon will issue share purchase warrants related to the 2018 Standby Commitment convertible to 1,182,099 common shares at $0.69 per share.

QUARTERLY FINANCIAL DATA
(Derived from unaudited interim financial statements. All figures in thousands of dollars, except per-share amounts)

		Three months ended
	March 31,	December 31,	September 30,
	2017	2016	2016	June 30, 2016
Revenue, foreign exchange gain, interest
and other income	125	186	66	57
Loss for the period	(1,364)	(1,386)	(1,447)	(1,579)
Basic and diluted loss per share	(0.04)	(0.04)	(0.04)	(0.04)

		Three months ended
	March 31,	December 31,	September 30,
	2018	2017	2017	June 30, 2017
Revenue, foreign exchange gain, interest
and other income	146	24	35	34
Loss for the period	(1,401)	(1,509)	(1,287)	(1,426)
Basic and diluted loss per share	(0.03)	(0.04)	(0.03)	(0.04)

Included in the first, second and fourth quarters of this year and the first, third and fourth quarter loss of last year is a gain of about $73,000, $16,000, $1,000, $28,000, $124,000 and $7,000, respectively, and a loss of $64,000 in the second quarter of last year for the change in the fair value of the derivative liability related to the Note. Included in the first, second, third and fourth quarter loss of this year and the first, second, third and fourth quarter loss of last year are about $126,000, $134,000, $98,000, $130,000, $143,000, $152,000, $360,000 and $98,000, respectively, of stock-based compensation expense. The higher stock-based compensation expense in the third quarter of fiscal 2017 relate to the recognition of options granted in those quarters that had vested immediately.

Included in the first and second quarter of this year, the first and fourth quarters of last year are foreign exchange losses of $19,000, $28,000, $11,000, and $12,000, respectively. Included in the third and fourth quarters of this year, and the second and third quarters of last year are foreign exchange gains of $3,000, $14,000, $26,000 and $24,000, respectively. Included in the second quarter of this year is non-cash financing credit related to the amount by which the value of the derivative liability exceeded the fair value of the 2016 Standby Warrants. Included in the fourth quarter of this year and the third quarter of last year are non-cash financing expense of $54,000 and $105,000 related mostly to the derivative assets that were written off when the guarantors of the 2018 and 2016 rights offerings were not required to fulfill their obligations under the respective standby commitments. Included in the first and second quarters of last year are $133,000 and $89,000 of amortization of deferred development costs.

RELATED PARTY TRANSACTIONS

Burcon engaged Burcon Group Limited, a company that is controlled by PT International for the following related party transactions:

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

Included in general and administrative expenses (office supplies and services and other expenses) for the year ended March 31, 2018 is $76,299 (2017 - $80,241) for office space rental, and equipment rental.

For the year ended March 31, 2018, included in general and administrative expenses (management fees and financing expense) are $520 (2017 - $1,488) for administrative services provided. At March 31, 2018, $20 (2017 - $161) of this amount is included in accounts payable and accrued liabilities. For the year ended March 31, 2018, included in interest and other income is $13,188 (2017 - $14,446) for legal and accounting services provided by the Company. At March 31, 2018, $413 (2017 - $896) of this amount is included in amounts receivable.

Following shareholder approvals received at the AGM held on September 7, 2017, 497,677 share purchase warrants issuable under the 2016 Standby Commitment were issued to PT International and Mr. Yap, with an estimated fair value of $4,103. The Company recorded $98,617, representing the amount by which the value of the derivative liability exceeded the fair value of the 2016 Standby Warrants, as a credit to financing expense this year.

Of the 388,011 2015 Standby Warrants that expired on April 30, 2017, 198,429 were issued to PT International.

On May 12, 2016, the Company issued a convertible note to a wholly-owned subsidiary of PT International.

CRITICAL ACCOUNTING ESTIMATES

The consolidated financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standard Board (IASB) and interpretations issued by the IFRS IC.

The preparation of consolidated financial statements in accordance with IFRS requires management to apply judgment when making estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amount of expenses during the reporting period, and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

The significant areas where management’s judgment is applied is in determining the fair value of stock-based compensation as well as the derivative liability related to the 2018 Standby Commitment and the derivative liability related to the Note (see notes 5 and 6 to the consolidated financial statements for assumptions used by management), the determination of whether all criteria for deferring development costs are met and the point when amortization of deferred development cost and deferred revenue commences, the expense allocation to deferred development costs, as well as the recoverable amount of deferred development costs and goodwill.

ACCOUNTING STANDARDS ISSUED BUT NOT YET EFFECTIVE

Certain new standards, interpretations and amendments to existing standards have been issued by the IASB or IFRS Interpretations Committee.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

IFRS 16 - Leases

In January 2016, the IASB issued IFRS 16, Leases, which requires, among other things, leases to recognize leases traditionally recorded as operating leases in the same manner as a financing lease. The required adoption date is January 1, 2019.

The Company is currently assessing the impact of IFRS 16 but does not expect the new standard will have a significant impact on the consolidated financial statements.

IFRS 15 - Revenue from Contracts with Customers

This new standard on revenue recognition supersedes IAS 18 - Revenue, IAS 11, Construction Contracts, and related interpretations. IFRS 15 is effective for annual periods beginning on or after January 1, 2018. Management has assessed the applicability of this new standard on the Company’s contracts and reporting systems and does not expect significant changes or reclassifications to the consolidated financial statements as a result of this transition. The Company expects to apply this standard on a modified retrospective basis using certain available transitional provisions. Under this approach, the 2017 comparative period will not be restated and a cumulative transitional adjustment to the opening balance of retained earnings, if any, will be recognized at the date of initial application.

IFRS 9 - Financial Instruments - Classification and Measurement

The final version of IFRS 9 was issued in July 2014 and includes (i) a third measurement category for financial assets, and (ii) a single forward looking expected loss impairment model. IFRS 9 is effective for annual periods beginning on or after January 1, 2018. Management has assessed the applicability of this new standard on the Company’s contracts and reporting and does not expect a significant impact on the consolidated financial statements. Management expects to apply the standard retrospectively using certain available transitional provisions. Generally, the Company expects that financial assets currently classified as loans and receivables will continue to be measured at amortized cost.

Amendments to IFRS 7 - Financial Instruments: Disclosures

IFRS 7 is amended to require additional disclosures on transition from IAS 39 to IFRS 9. The Amendment of IFRS 7 is effective on adoption of IFRS 9.

NASDAQ LISTING

During the year, the Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that it did not meet certain continued listing requirements, including the minimum bid price requirement and the shareholders’ equity requirement and that the Company would be subject to delisting if such requirements were not met within a certain time period. As part of its appeal with Nasdaq Hearings Panel (the “Panel”), Burcon received notification that the Panel granted approval of Burcon’s request to transfer its listing to the Nasdaq Capital Market from the Nasdaq Global Market, effective February 7, 2018. The continued listing of the Company’s common shares on the Nasdaq Capital Market was subject to certain conditions, including closing the 2018 Rights Offering and having shareholders’ equity of over US $2.5 million and providing the Panel with updates on how it plans to continue to maintain compliance with the continued listing requirements of the Nasdaq Capital Market. The Company expected that it would be granted an additional 180-day grace period to regain compliance with the Nasdaq’s minimum bid price requirement.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

As the 2018 Rights Offering was not fully subscribed, the Company was not eligible for the additional 180-day grace period to regain compliance with the minimum bid price requirement. After careful consideration, the board of directors of Burcon determined that it was in the overall best interest of the Company to withdraw the appeal of the delisting. The decision was based on several factors, including the board’s assessment of the probability of the Company regaining compliance with the continued listing requirements, an analysis of the benefits of continued listing weighed against the onerous regulatory burden and significant costs associated with maintaining continued listing, and the fact that the Nasdaq Capital Market only provided a secondary trading platform as the Company has no intention of raising capital in the US market. On April 24, 2018, the Company informed the Panel that it would withdraw its appeal of the delisting. Burcon’s shares suspended trading on the Nasdaq Capital Market on April 27, 2018.

The Company filed a Form 25 (Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934) with the United States Securities and Exchange Commission (the “SEC”) on June 4, 2018 to delist the Company’s common shares from the Nasdaq Capital Market and to deregister its common shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The delisting became effective on June 14, 2018 and the deregistration will become effective ninety days from June 4, 2018. The Company also filed a Form 15 on June 15, 2018 with the SEC to suspend its reporting obligations under Section 15(d) of the Exchange Act. The Company’s reporting obligations with the SEC were suspended upon the filing of the Form 15 and shall remain suspended for as long as the Company continues to meet the criteria for such suspension on the first day of any subsequent fiscal year. The Company’s common shares are quoted for trading in the United States on the OTC Pink Open Market operated by OTC Markets Group, under the ticker “BUROF”.

DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING

The Chief Executive Officer and Chief Financial Officer, as well as other executives, have designed disclosure control and procedures (“DC&P”), or have caused them to be designed under their supervision, to provide reasonable assurance that material information relating to the Company has been made known to them. The officers have evaluated the effectiveness and design of its DC&P as at March 31, 2018 and have determined these controls to be effective.

These officers are also responsible for designing and maintaining internal controls over financial reporting (“ICFR”), or have caused them to be designed under their supervision, to provide reasonable assurance regarding the reliability of the Company’s ICFR. They have evaluated and determined these internal controls and procedures over financial reporting as at March 31, 2018 and concluded they are effective. They have also concluded that there were no significant changes in the ICFR that occurred during the year ended March 31, 2018 that could have materially affected, or are reasonably likely to materially affect, the Company’s DC&P and ICFR.

RISKS AND UNCERTAINTIES

The Company is subject to a number of risks and uncertainties that can significantly affect its financial condition and future operations. Key risks are outlined below. In addition, a detailed explanation of the risk factors which we face is provided in our AIF for the year ended March 31, 2018 under the section titled “Risk Factors”, which is incorporated by reference herein. The AIF is available at www.sedar.com.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

Patents and proprietary rights – Burcon’s success will depend, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of others or having others infringe on its rights. Burcon has filed applications for most of its inventions internationally under the Patent Cooperation Treaty of the World Intellectual Property Organization. As at the date of this MD&A, Burcon has been granted a total of 247 patents in various countries covering a number of key processes and uses of Burcon’s soy, pea, canola and flax protein products as functional food and beverage ingredients. Of those patents, 65 have been granted in the United States. Although Burcon expends significant resources and efforts to patent its discoveries and innovations, there can be no assurance that our patent applications will result in the issuance of patents, or any patents issued to Burcon will provide it with adequate protection or any competitive advantages, or that such patents will not be successfully challenged by third parties. Burcon cannot be assured that competitors will not independently develop products similar to the Company’s products or manufacture products designed to circumvent the exclusive patent rights granted to the Company. Further, Burcon may need to incur significant expenditures in prosecuting claims against others whom it believes are infringing on its rights and by defending claims of intellectual property infringement brought by its competitors and others.

Development and commercialization – In November 2016, Burcon announced that ADM had successfully commissioned the first full-scale commercial CLARISOY® production facility. There can be no assurance that ADM will be able to successfully market and sell the products produced from this facility to provide meaningful royalties to Burcon. Burcon is dependent on ADM to commercialize its CLARISOY® soy protein. In addition, Burcon has not commercialized any of its other products, and accordingly, has not begun to market, sell or generate significant revenues from these products. There can be no assurance that any of these products will meet applicable food regulatory standards, obtain regulatory approvals in countries where such approvals have yet to be sought, be capable of being produced in commercial quantities at reasonable costs, be successfully marketed, or that the investment made in such potential products will be recouped through sales or related royalties. With the exception of CLARISOY® soy protein, none of Burcon’s potential products are commercially available as a food ingredient for human consumption. While Burcon has been in discussions with potential strategic partners for the commercialization of Peazazz®, no strategic alliance has been formed as at the date of this MD&A. Moreover, the rising popularity of pea proteins has resulted in more companies entering the market to produce pea proteins that could compete with Burcon’s Peazazz® pea protein. Burcon must also secure a strategic partner for its canola protein isolates. If Burcon is unable to secure an alternative strategic partner for its canola protein isolates then the commercialization of its products may be delayed or unsuccessful. Even if Burcon commercializes a product or products, its business strategy may not be successful.

History of operating losses and financing requirements– Burcon has accumulated net losses of approximately $89.0 million from its date of incorporation through March 31, 2018. While ADM has successfully commissioned the first full-scale commercial CLARISOY® production facility, Burcon has not yet reported significant cash royalty revenue. Although Burcon expects to receive royalty payments from ADM pursuant to the Soy Agreement, the timing and amount of these future royalty payments cannot be ascertained at this time. In the absence of a definitive time for when sales of products will be significant, Burcon expects such losses to increase as it continues to commercialize its products, its research and development and product and its product application trials. Burcon expects to continue to incur substantial losses for the foreseeable future. Burcon cannot predict if it will ever achieve profitability and, if it does, it may not be able to sustain or increase its profitability. The commercial success of any of Burcon’s products will depend on whether they receive public and industry acceptance as a food ingredient and dietary supplement, and whether they may be sold at competitive prices or are able to obtain sufficient royalty revenue from licensing, which adequately exceeds Burcon’s production or business costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

Developing Burcon’s products and conducting product application trials is capital intensive. Since acquiring its subsidiary in October 1999, Burcon has raised gross proceeds of approximately $74.8 million from the sale or issuance of equity securities and $2.0 million from the issuance of a convertible note. Burcon will need to raise additional capital to fund operations and application trials, continue research and development for commercial production of its products, generate data to support regulatory recognition in Canada, the European Union and the United States, where necessary, and to commercialize its products. As at March 31, 2018, Burcon had approximately $3.4 million in cash and cash equivalents. Burcon believes that it has sufficient capital to fund the current level of operations through October 2018. Although Burcon has sufficient funds to operate until October 2018, it will need to raise additional capital on acceptable terms in order for the Company to meet its business objectives and fund its operations. If Burcon is unable to raise additional funds when it needs them, it may be required to delay, reduce or eliminate some or all of its development programs and some or all of its product application trials. Therefore, conditions do exist, as described in the Liquidity and Financial Position section above and in the Consolidated Financial Statements that cast significant doubt over the Company’s ability to continue as a going concern. Although the inherent risk in investing in early stage companies such as Burcon may make it difficult for the Company to obtain capital and financing for its operations. There can be no assurance that additional financing may be available on acceptable terms, if at all.

OUTLOOK

For the coming year, Burcon’s objectives are to further the development and commercialization of its products, with the primary focus on its Peazazz® pea protein technology.

Pea

Burcon’s goal is to identify additional multi-national food ingredient providers to secure a royalty or a joint operations agreement for Peazazz®. Burcon will continue to supply sufficient product development quantities of samples produced from the Peazazz® semi-works facility to these potential strategic partners to conduct full-scale, real-world testing. Burcon will also continue to refine and optimize the extraction and purification technology, work on developing new applications and products and file additional patent applications.

Soy

Burcon will continue to support ADM with its commercialization of CLARISOY® soy protein products.

Canola and other

For Nutratein®, Burcon will continue to refine its technology with the objective of producing proteins of optimum quality, flavour, colour, aroma, amino acid profile, nutritional and functional attributes with the goal of its use in nutritional supplements, meal replacement products and high-protein food and beverages. Burcon will continue to pursue an animal nutrition application with companies in the animal feed industry with the intention of using Nutratein® as a full or partial replacement to dairy protein in certain high-value animal feed applications. For Supertein® and Puratein® canola protein isolates as well as for Burcon’s specialty proteins, Burcon’s goal is to work with food and beverage manufacturers to establish the value of Burcon’s proteins in their food products.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Years ended March 31, 2018 and 2017

Burcon will continue to refine its protein extraction and purification technologies, develop new technologies and related products. Burcon intends to conduct research to develop extraction and purification technologies for the production of highly-purified cannabis-derived products. In addition, Burcon will work to strengthen and expand its intellectual property portfolio. Burcon will also explore opportunities for acquiring or licensing into Burcon, novel technologies that will complement or enhance Burcon’s intellectual property portfolio and business initiatives.